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                                                                   EXHIBIT 99.1




                                  PRESS RELEASE

                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN

For Immediate Release:                         May 17, 2004
Contact:                                       Investor Relations (800) 200-7032
Website:                                       www.northcountrybank.com


                   NORTH COUNTRY ADJUSTS ITS BRANCHING NETWORK
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(Manistique, Michigan) -- North Country Bank and Trust, a Michigan
state-chartered, FDIC insured bank wholly owned by North Country Financial Corporation (Nasdaq: NCFC) closed three branches, and consolidated its branches in two other markets.



On May 7, 2004 North Country permanently closed its branches located in Boyne City, Cadillac, and Calumet, Michigan.



On May 14, 2004 North Country consolidated its Sault Ste. Marie-Cascade branch located at 4250 I-75 Business Spur into its branch at 138 Ridge Street, Sault Ste. Marie, Michigan. Operations at the Cascade location have ceased, but full services in the Sault Ste. Marie market will continue from North Country's Ridge Street branch.



Also on May 14, 2004, North Country's branch at 333 East State Street, Traverse City was consolidated into the branch located at 3530 North Country Drive, Traverse City, Michigan. Although operations at the Main Street location have been discontinued, full banking services remain available in the Traverse City area at the North Country Drive location.


C. James Bess, president and chief executive officer of NCFC and North Country Bank and Trust said, "We regret any inconvenience to the customers of these closed and consolidated branches, and look forward to continuing to serve their banking needs at North Country's 17 other branches, via the U.S. mail, on-line, or at ATMs. Although it was a difficult decision to shut down these branches, closing our small, unprofitable locations is part of North Country's overall rehabilitation plan, and necessary to move the company toward its strategic objectives."

Headquartered in Manistique, Michigan, North Country Financial Corporation is a financial services company providing a full range of commercial, consumer, and mortgage banking products and services primarily through its wholly owned bank subsidiary, North Country Bank and Trust. North Country Bank and Trust operates 17 branches located throughout Michigan's Upper Peninsula and Northern Lower Michigan.